Pink Sheet Quotation:
www.pinksheets.com
RCCL -- RCC Holdings Corp.
Com ($0.001)
Primary Venue: Pink Sheets
Best Bid: Unpriced
Best Ask: Unpriced
TRADE DATA
Last Sale: 2.150
Change: +0.00
Percent Change: +0.00
Tick: Down
Daily High: 0
Daily Low: 0
Opening Price: 0
Volume: 0
Annual High: 17.000
Annual Low: 1.000
Dividend: 0.000
Earnings/Share: 0.00
Previous Close: 2.150
P/E ratio: N/A
Yield: 0.00


Beta Coefficient: 0.57
Last Trade Date/Time: 06/13/2003






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